Exhibit 4.44

English Translation

Power of Attorney

Yufeng Chi (ID No.: 110108197109148935) and Qi Zhu (ID No.: 110101197208063019) (collectively “the Authorizers”) hereby irrevocably authorize Beijing Perfect World Software Co., Ltd. (business license No.: Q.D.J.Z.F.Z. No. 029580) (“the Authorized”) to exercise the following rights within the valid term of this Power of Attorney:

To authorize the Authorized to fully and completely represent the Authorizers to exercise all shareholder rights of the Authorizers as Beijing Huanxiang Zongheng Network Technology Co., Ltd. (“PW Literature”)’s shareholders as specified in laws and articles of association, including but not limited to, propose shareholders’ general meetings, receive any notice about the convening and rules of procedure of shareholders’ general meetings, attend PW Literature’s shareholders’ general meetings and exercise all voting rights (including, as the Authorizers’ authorized representative, designating and appointing PW Literature’s directors, general manager, chief financial officer and other senior management members at PW Literature’s shareholders’ general meetings, deciding upon PW Literature’s dividend distribution and other issues, etc.), sell or transfer all or part of the Authorizers’ equities in PW Literature, etc..

To further authorize the Authorized to designate any person appointed by its board of directors to exercise the rights granted by the Authorizers in this Power of Attorney.

Unless the Business Operation Agreement signed by PW Literature, Beijing Perfect World Software Co., Ltd., Yufeng Chi and Qi Zhu as of June 25, 2008 is terminated prematurely for whatsoever reason, this Power of Attorney shall be valid from its signing date until Beijing Perfect World Software Co., Ltd. is dissolved in accordance with the laws of the People’s Republic of China.

(No text below)

(Signature page of the Power of Attorney, no text below)

The Authorizers:

Yufeng Chi

By:	/s/ Yufeng Chi

Qi Zhu

By:	/s/ Qi Zhu

The Authorized:

Beijing Perfect World Software Co., Ltd.

[Seal: Beijing Perfect World Software Co., Ltd.]

June 25, 2008